EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-288077, 333-277666, 333-265414, 333-239218, 333-210881 and 333-142404) of Super Micro Computer, Inc. (the Company) of our reports dated August 28, 2025, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2025.

/s/ BDO USA, P.C.
San Jose, California
August 28, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.